EXHIBIT 99.2

AEGION CORPORATION
Moderators: John Joseph Burgess and David A. Martin
October 30, 2013
9:30 a.m. ET

Operator:
Good morning, and welcome to Aegion Corporation’s Third Quarter 2013 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later there will be a question-and-answer session, and instructions will follow at that time. If anyone should require assistance during the conference, please press star then zero on your touch-tone telephone. As a reminder, this event is being recorded.

Management has provided a presentation to summarize the financial results and outlook. The presentation can be found on Aegion's website at www.aegion.com. Any financial or statistical information presented during this call, including any non-GAAP information, the most directly comparable GAAP measures and reconciliation to GAAP results, will be available on Aegion's website at www.aegion.com.

During this conference call, the Company will make forward-looking statements, which are inherently subject to risks and uncertainties. Results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference call. The Company does not assume any duty to update forward-looking statements. Please use caution and do not rely on such statements.

I would now turn the call over to Joe Burgess, President and CEO of Aegion. Sir, you may begin.

John Joseph Burgess:
Thank you, and welcome to our quarterly earnings call. With me today are David Martin, Senior Vice President and Chief Financial Officer; David Morris, Senior Vice President and General Counsel; and Ruben Mella, Vice President of Investor Relations and Corporate Communications.

As we've outlined in the earnings material, the third quarter came up short of our expectations. The North American Water and Wastewater segment performed exceptionally well, and our International Water and Wastewater segment continues to improve. However, we continued to encounter project delays and isolated market weakness in parts of Energy and Mining, and we didn't recover in the third quarter from the persistent delays and underperformance in the Commercial and Structural platform.

We have solid prospects in front of us, and we expect a very strong fourth quarter. And I'll describe those performance factors in a few minutes. As stated in our release, we lowered our overall guidance for the year to $1.45 to $1.50, excluding an expected $0.08 to $0.10 contribution from Brinderson, although our management team is determined to work to claw back to the $1.50 we stated last quarter.

We remain positive about the end markets we serve with our technologies and services. They've given us the opportunity to grow and position the Company for a dynamic future. I'll discuss that later. But with that, I'll let David give you a quick financial overview of the third quarter. David?

David A. Martin:
Thank you, Joe; and good morning. Last night, we reported our third quarter non-GAAP earnings per share from continuing operations of $0.44. This compares to $0.51 in the third quarter of 2012. Well, let me focus my discussion on four areas that drove our quarterly performance.

First, a core tenet of our growth strategy is improving execution, and we accomplished that in large part in the quarter.

Second, Brinderson got off to a good start in its first quarter as part of Aegion.

Third, we continue to face the same project delay challenges that we've been dealing with all year in many parts of our project-oriented businesses.

And finally, we continued to experience challenges in our core Commercial and Structural platform, surrounding large project delays, translating sales opportunities into executable projects, and unfavorable mix impacting margins. Let me expand on these briefly.

Let's start with execution, which was quite good for many of our key businesses. The prime example is North American Water and Wastewater, which had an outstanding quarter in their seasonal high point of the year.

Revenues increased 23.2 percent from the third quarter of 2012, as all geographies in North America had experienced improved backlog and improved productivity. Operating margins were strong at 10.8 percent. With increased volume and favorable mix of large diameter, our manufacturing and wet-out operations saw increases in efficiency, driving margins through the business. We were also able to drive efficiencies in leveraging our operating expenses with the revenue growth.

Weather finally cooperated in Queensland, and our Australian operations achieved a record month in August, driven by our ability to execute mainly in the large-diameter projects. Our lining projects in Malaysia remain ahead of schedule from continued strong execution. Our improved performance in Australia and Malaysia, coupled with the lack of drag from our Singapore operations, which were significant in 2012, helped deliver a $3.4 million improvement in Asia Pacific operating income compared to last year, excluding prior-year acquisition-related expenses.

Corrpro's revenues grew 3.3 percent in the quarter compared to a record third quarter in 2012. Gross profit was slightly lower than what Corrpro achieved last year. US fell off a bit in the quarter as expected after a very strong first half. The results in Canada were indicative of record backlog going into the quarter, with strong performance in the East and West regions of the country. Total operating margins were 14.3 percent before corporate allocations.

United Pipeline performed well in North America and the Middle East. We successfully executed several large projects in Canada, despite soft ground conditions. In the US, we completed repeat business with several longtime customers, including work in the Permian Basin. The strength in the Middle East for United comes from good execution on two key projects in Kuwait and continued work in Oman. More importantly, we've accrued productivity and, therefore, margins as we get more experience working with the customers we serve in the region. The results in the Middle East were significantly better than this time last year, more than offsetting the additional cost incurred on the Moroccan project as we closed it out.

Let me turn to Brinderson, which delivered its first quarterly results as part of Aegion. The third quarter is the seasonal low point for Brinderson's core maintenance activities since refineries are at peak output during the summer months. Brinderson contributed $0.02 to our earnings per share in the quarter, net of additional interest expense for the acquisition. More than 50 percent of the revenues came from the upstream segment, which carries higher gross margins than the Company's downstream market. Overall, we're very pleased with the Brinderson's initial contributions to Aegion's financial results, and the integration efforts are all going very well.

We've talked about the challenges we faced this year in terms of project delays and certain temporary market dynamics. Those were evident in the third quarter. A soft pipeline coating market for oil and gas projects in the Gulf of Mexico continued to impact our Bayou New Iberia operations. We've nearly completed one significant project in our backlog with the bid table now supporting opportunities for 2014.

Value profitability depends on two factors: First, the adequate volume to absorb the plant fixed cost. And second, the execution of higher-margin coating projects. We lack both these important elements at New Iberia in the quarter, resulting in a $2.9 million decline in total gross profit for Bayou compared to the same period last year. Partially offsetting this was solid performance in

Canada, as our Bayou operations have been gaining momentum and will continue to gear up for the upcoming busy winter construction season.

We've talked previously about the difficulty of making year-over-year comparisons for United because of the large project in Morocco. That is now winding down. In the third quarter of 2012, our Morocco project accounted for 31 percent of United's revenues compared to only 14 percent this year. Gross margins would have been higher than the reported 20.9 percent had it not been for additional cost needed to accelerate the remaining Tite Liner installations after resolving last quarter's pipe connection issues.

We also faced another delay on the CRTS/Wasit project. Despite numerous scheduling challenges over the last 12 months to 18 months, the lay barge did set sail in August. However, we did not begin offshore coating on the welded pipe connections for the 36-inch trunk lines until early September. Our progress was then suspended when the general contractor updated the barge schedule to include previously unreported seafloor trenching activity for these trunk lines, limiting the production work we could accomplish in the quarter.

Our crews are planning to restart coating production in the coming weeks. We began the quarter with $22 million in remaining revenues for this project. I think it's reasonable to expect approximately two-thirds of that total to be completed in 2014. As a result, we were required to revalue the remaining earn-out based on the 2013 EBITDA targets specified in the acquisition contract. And therefore, $2.8 million was reversed in the quarter, worth about $0.07 per share. In the third quarter of last year, we reversed $5.9 million related to similar delays in the Wasit project.

Finally, translating backlog into active projects was unexpectedly slow for the North American segment of the Commercial and Structural platform. Fyfe North America has struggled to gain momentum in the U.S. during its typical busiest quarter of the year. We have a growing line of sight in near-term projects, especially in the pipeline and building end markets.

The challenges we face were a lack of workable backlog, as well as some cost absorption from insufficient cost estimating on some project bids in the second half of 2012. In addition, some of our customers took more time to finalize contracts and issue work releases. Finally, we experienced delays in efficiently getting some of these projects into the hands of our crews for execution. The challenges in the North American market were primary reasons for reported operating loss in the quarter.

Fyfe Asia continues to depend on large project activity in Hong Kong and Singapore. We spoke in previous quarters about our labor shortage brought on by government restrictions on foreign labor. That continued to be an issue this quarter for the general contractors we work through as subcontractors. Despite these difficulties, we were able to make some progress in the quarter, and I expect to see improved production in the fourth quarter.

Now let me just close with a brief review of cash from operations. Third quarter cash flow from operations was $24.4 million compared $11.8 million in the prior year period. Net change in working capital was a $2.3 million source of cash in the quarter compared to $6.7 million use of cash from the third quarter of 2012. DSOs declined about 7 percent as we improve cash collections in our Water and Wastewater platform, and the DSOs from Brinderson are at much lower levels than the rest of our business.

As I mentioned last quarter, our objective is to increase collections in the second half of the year, and I expect that will continue into the fourth quarter. I'm revising full-year outlook for the cash flow from operations to be roughly $90 million as we have pushed revenue into the fourth quarter. We may experience a working capital pinch as a result. This is merely related to timing of the billings and collections as the health of the business remains strong. The guidance for cash flow from operations excludes the $4 million we spent on deal cost for the Brinderson acquisition.

We spent $3.1 million in the quarter to repurchase shares as part of our current $10 million authorization. Finally, I have revised the outlook for the capital expenditures for the year to be approximately $30 million, inclusive of Brinderson.

That summarizes the review of the quarter, so I'll turn the call back over to Joe.

John Joseph Burgess:
Thanks, David. Today, I will spend my time reviewing the primary factors that are driving our expectations for a strong fourth quarter. Secondly, I'll take you through my thoughts on the status and outlook on our Commercial and Structural platform, given the level of volatility that we have experienced so far in 2013. And then I'll conclude with a review of our business platforms to give you a flavor for how we believe that we are firmly established for growth in 2014 and beyond.

As we examined our internal forecasts for the fourth quarter of each of our businesses and then calibrated against the normal risk factors, most notably, project timing, weather and general execution risks, we believe it was prudent to trim the full-year EPS guidance range slightly. Obviously, the third quarter performance played a factor in how the year has shaped up. Nevertheless, the fourth quarter appears to us to be a very strong quarter, and that is really driven by a short list of performance factors that I will describe.

Many parts of our Energy and Mining platform are expected to be in full swing as we remain in the busy season before the holidays. First of all, we anticipate solid production for approximately 45 days on the Wasit project during the fourth quarter, certainly subject to productivity and schedule risks, which we have tried to factor into our guidance. David already described the status of the project. But with this schedule, we anticipate a nice contribution in the fourth quarter, above our third quarter performance.

Secondly, our coatings operation in Canada is ramping up for the busy construction season, a significant improvement in profitability quarter-over-quarter. Our Louisiana coating plants should also see pickups in profitability from a number of small projects scheduled, which were not executed in the third quarter. UPS's results should improve quarter-over-quarter, as our backlog in the US, Canada, and the Middle East is strong, and we have a strong fourth quarter production schedule.

In the third quarter, operating income was somewhat dampened by additional cost on the Morocco project that were incurred to accelerate production. These costs will not be recurring in the fourth quarter.

Brinderson got off to a nice start for us and achieved our expected result, but Q3 is the seasonally light quarter of the year for maintenance activities. Weekly billable hours are ramping up, increasing more than 10 percent so far in the quarter across most of their maintenance programs, and we anticipate executing a number of highly profitable maintenance turnaround projects in the fourth quarter, which will boost operating income significantly. We anticipate Corrpro to deliver similar profitability levels as in the third quarter on solid backlog levels and a normal push to complete projects before winter by major customers.

Looking at Water and Wastewater, the outstanding third quarter performance by North American Water and Wastewater business is expected to continue in the fourth quarter. We have a robust schedule of projects to be completed in October and November, with a nice mix of medium and large diameter work. Our backlog position is at a record level of $242 million, with another $50 million from projects that were in the process of being awarded and signed at the end of the quarter. We don't expect to see any significant drop off in profitability compared to the third quarter, which would normally occur with seasonality in the holidays.

The International Water and Wastewater profitability should also improve during the fourth quarter, with solid profitability from ongoing projects in Malaysia and Australia, coupled with the lack of losses seen in Singapore in the third quarter as we completed the last defect rectification work. Our European operations also expect to see improved profitability as our primary contracting operations will be in their strongest quarter from a business seasonality standpoint, and we have solid backlog in places such as the Netherlands and Spain.

Finally, while it has been a significantly difficult year for Commercial and Structural, we anticipate a return to profitability in the fourth quarter. We have good line of sight on executable work in the United States and in Asia.

So you put all these pieces together, and it adds up to a significant probability improvement in the fourth quarter. We believe we're off to a good start in October, while we understand that there are a number of pieces that need to fall into place, and we can't have significant impacts from adverse weather or other project delays. Our business unit managers are focused on delivering a strong finish to 2013, and we are committed to it.

We came into the year with a strong belief in our positioning relative to our markets, and we expected to see a record year. That hasn't been the case as unprecedented volatility related to certain performance factors, notably project delays across E&M and C&S, along with other market challenges that were unforeseen.

Let's take a look at that in more detail, and I'll start with Water and Wastewater. Our North American Water and Wastewater business has exceeded our expectations both in revenue growth and in operating margins. The International Water and Wastewater is essentially on par with how we expected, while we have encountered approximately $2 million in additional cost to close out the Singapore projects during the year, keeping us just under the breakeven point. But overall, a good story in Water and Wastewater.

Turning to Energy and Mining, the Corrpro business has performed very well. We haven't seen the anticipated 10 percent growth due to market challenges in certain regional pockets of the US and in the Middle East, but we have made that up in efficiencies and lower cost to have a higher operating margin.

United Pipeline has performed better than expected in the domestic core markets, while we have experienced a lull in spending in the international mining markets. This has impacted our profitability by approximately $2 million pretax. Very early in the year, we saw a slip in the delivery of pipe and the coating schedules for major projects slated for 2013 in our New Iberia facilities, and that has had a major impact on profitability in Bayou. Profitability impact from our original expectation for the full year due to these delays is approximately $8 million pretax.

CRTS has experienced significant delays, again, on the Wasit project. We also saw project slippage on work in Brazil during 2013. The impact in 2013 of these issues is approximately $5 million, which was offset somewhat by $2.8 million in earn-out reversals.

Finally, Commercial and Structural, we have talked about the numerous issues that have impacted the C&S business all year in terms of the downturn and number of pipeline projects in the market this year, along with the number of large project delays and underperformance on projects. From our original expectation, this business is down approximately $9 million pretax for the full year.

If you add up the negative impacts on the business this year in terms of delays, market challenges, and the overall C&S business climate, it adds up to over $20 million, a conservative $0.35 of earnings per share. We're offsetting a portion of this through the expected and even better-than-expected performance in NAR, Corrpro and North American markets for United and Bayou Canada. These businesses account for about 70 percent of revenues and the majority of our profits.

I think in the long-term, this demonstrates the strength of the diversity in our businesses that allows us to weather challenging times. I also have to include the expected accretion from Brinderson, its first six months with us, adding approximately $0.08 to $0.10 to the bottom line.

Let me make some additional comments about Fyfe, given some of the performance characteristics that we've described previously. We're obviously disappointed with results in the business for the quarter and the year. As you might imagine, we've been spending considerable time getting the business back on track. I'd like to take a few minutes talking through that.

Let me just start by refreshing Aegion's history with the business. We started looking at Fyfe and Fibrwrap technology in 2010, as we were looking to strengthen our offering in the drinking water or pressure pipe segment. As we studied the capabilities of the technology and the markets they served, we believe that the opportunities were excellent in pipe repair, but also, and to some degree, larger in building strengthening and repair and transportation infrastructure. The business had achieved a 15 percent revenue CAGR from 2008 to 2010, and we believe we could accelerate that with the appropriate sales and marketing investments.

We acquired the North American business midyear 2011 and the Asian operation in April 2012. We paid 10x 12-month trailing EBITDA for both businesses. Partial 2011 performance was as expected; 2012 after a slow start, finished strong particularly in the pipeline segment. Entering 2013, we felt the business would hit its 25 percent to 30 percent growth targets. While hard backlog was not as high as we would like, it is largely a go-get business with projects not sitting in backlog for very long.

With hindsight, we clearly lack the visibility into a large enough sales funnel to support the sales growth we anticipated.

So what are the issues, and what are we doing about it? The first issue is people. We lost some people early in the year that played significant roles in primarily the pipe business. That, coupled with the previously discussed delays on the nuclear pipe jobs, combined to decelerate growth in this high-margin area. Additionally, it has taken longer to staff the business around the market verticals that will drive future growth in pipes and buildings and in transportation. We are close now to having this team in place.

The second issue has been a need to upgrade the sales and implementation process across the board. I mentioned the lack of visibility to the sales funnel earlier. We have responded by implementing Aegion's standard CRM during the year, which is increasing sales productivity and visibility. The funnel, as we call it, has doubled in the last six months as we take a more formal approach to the sales discipline.

A related issue, however, is a very slow book-to-burn process. For longtime followers, this is an issue that has plagued Insituform in the past. It manifests some production schedule lumpiness, which means that sometimes you have idle crews and equipment and then not enough. The cost and performance issues are obvious. We've been working to increase the level of production reporting and it's visibility to sales, engineering, and manufacturing. Again, our standard is the visibility and functionality we have in our Wastewater business.

A more subtle and difficult improvement is product simplification. Fibrwrap is a highly engineered product, but it doesn't have to be a science fair every time out. There are significant portions of the building and transportation verticals that need product simplification to close down the implementation window and lower delivered cost.

And lastly, we need to be more focused within the market verticals on projects that are driven by regulation and/or government spend. The pipe business will move closer to NAR to benefit from the level of market exposure and client knowledge. The business is focusing on creative dedicated teams to target nuclear and industrial pipeline projects. The building segment will focus on markets with clear upgrade drivers, seismic, hospital, storm and the like. General maintenance projects are too easily commoditized or converted to alternative products. Transportation teams will follow government dollars.

Third, we need to accelerate the transfer of country expertise in our Asian business. We must have full capability across the major verticals in our key markets of Singapore, Hong Kong, Japan, and Indonesia. A year like this forces a reassessment of the business. This work has reconfirmed the strength of the product and of the markets. I believe that improvement and achievement in the areas discussed earlier will return the business to an impressive growth track in 2014.

Now, let's look more broadly at the outlook for the businesses we need for growth in 2014. I think the results indicate that two years ago, we transformed the North American Water and Wastewater platform. At the core of this transformation is the need to become a premier project management organization. We made investments to improve our capabilities in bid estimation, optimizing crew utilization, and improved execution to drive consistency.

What we achieved in the third quarter and, in fact, all year is the results of the efforts over the last two years. The performance metrics we track are all favorable as bid margins remain in our targeted range, while we are holding our share of the market. The record backlog and near-term acquisitions I mentioned give us confidence about the outlook for 2014 in a North American market that is stable, with pockets of growth emerging in several municipalities that are beginning the execution phase of their EPA consent decrees. We have the scale and capabilities to pursue these opportunities. However, our focus will remain on profitable growth by maintaining bid margins and strong project management that we've been able to achieve since last year.

We also believe 2014 can be a year for a meaningful contribution from the International Water and Wastewater teams. We have seen a relatively stable market in Europe this year, and we expect that to continue into 2014. The primary growth vehicle can be India, as it has the potential to be a strong market with several significant internationally financed bid opportunities to evaluate. Quality of those procurements and the profitability we see in them will determine our future in that market, but we feel good about what we've been able to impact to this point.

We've learned to successfully target opportunities in other markets such as Malaysia, with an approach that does not rely on an in-country investment to build a presence. And then, finally, Australia remains a good contracting market for us, where we've made good progress this year expanding our presence into other regions outside Sydney and, specifically, into Brisbane.

Turning to Energy and Mining, Corrpro continues to be the most important of the Energy and Mining businesses, not only because of its size, but because of its roles of source for recurring revenues. We see continued strength in the core North American market going into 2014 based on the need for the pipeline inspection services we offer to help our customers meet regulatory requirements and pipeline safety.

We also believe we'll see some opportunities for Corrpro to gain access to the upstream and downstream markets, primarily on the West Coast, through Brinderson's embedded positions in those facilities. And we expect to see improvement in the Middle East, as we place additional focus on growing our market opportunities in this important region.

Some of you might think of United Pipeline Systems as a volatile business, but the growth we've seen over the last six years really demonstrates tremendous consistent growth. We are essentially done with the project in Morocco. The project delivered $7.5 million in operating income to our bottom line, despite falling short of our original estimate. The Middle East has very quickly become a growth market for UPS. Backlog has been consistently in the range of $30 million or better, providing a solid foundation for additional growth. Where we are seeing the steady growth has been in North America, with a compounded annual revenue growth rate of 10 percent from 2008 to where we expect to end this year. This market is driven primarily by pipeline maintenance.

Given the strong outlook for energy markets in North America, we believe this will remain a key market for us while we pursue growth in international markets. And that's what has been missing in 2013; international projects in our South American market, primarily the mining industry in Chile, delays in further investments in the mining activity in Australia and deferral of some projects in some oil and gas market such as Mexico. We believe there are opportunities for United to grow internationally because our pipeline or technology is still not present in many additional markets.

The outlook in South America and Mexico will remain challenging. We've seen this cycle before in Chile after 20 years in that market, and those long-term relationships will help us when that market recovers. In our core North American and Middle East markets, we expect 2014 to be another good year.

The Gulf of Mexico market for pipeline coatings has a potential for a recovery in 2014 based on the bid table we see for Bayou New Iberia. Although our reported backlog is down from the end of the year-ago period, it does not include the $20 million Westward Ho whole project that has been moved into 2014, which is pending receipt of the purchase order.

Overall, the bid table for Bayou New Iberia has improved and currently stands at more than $50 million, including installation project opportunities for our new installation facility. Bayou Canada's business continues to be profitable and is well positioned to meet the ongoing demand for pipe coating to primarily support the oil sands.

We've discussed the details regarding the Wasit project and how we are taking the initial steps to expand the geographic reach of our robotics technology, primarily in Brazil. Completing Wasit is obviously a very important financial contributor to growth in 2014. The value of this project longer term is how well we can leverage a successful execution to build key relationships in promising markets in the Middle East and beyond.

And finally, Brinderson. The power of Brinderson's embedded position at the facilities they serve gives them the opportunity to sell increased services - capital program services, and, we hope, sister company services. They have a very strong bid table for replacement operations work, which simply means taking over projects currently run by competitors, over $70 million in annual value bids in the third quarter alone, plus opportunities in turnover and upstream capital projects in the West Coast markets.

We believe Brinderson's business model can also prove to be very valuable in the Permian Basin. Combining world-class safety, project management, productivity tools, and quality should allow us to capture businesses rapidly. We also have the opportunity to expand the scope of what Brinderson does through combinations with electrical and instrumentation firms, which could double the market potential of this business.

The drivers for our business units remain strong, and we have the opportunity to drive better growth and margin performance through the combined service approaches. It's early days, but we believe embedded positions will prove to be very valuable across the range of our Energy and Mining businesses.

Let me now reiterate some of the points I made about the Commercial and Structural platform. There is no change in the strong market potential or Fibrwrap's product capability. We do need to accelerate the transition of the Company from an R&D focus to a market-focused company, selling in three primary vertical markets, pipelines, buildings, and transportation. We'll get the North American market back to where we need it to be. The outlook for Asia also remains very promising. The key is for us to accelerate the transfer of our country-specific expertise in that region between markets and press ahead with our seismic program in Japan. The long-term growth projects on a global basis for this technology remain outstanding in my view.

While 2013 has been disappointing, particularly on the heels of a good 2012, we believe Commercial and Structural will prove to be a great business for Aegion. I outlined our work plan earlier and believe this will bolster our performance in the fourth quarter, as well as position the business for a return to growth in 2014. We are recalibrating our topline expectations to 20 percent annual growth and gross margins in the 35 percent to 40 percent range.

While we certainly have our work cut out for us in the fourth quarter, we're off to a good start in October, and we believe we can get there. Management team is focused on ending the year on a strong note and is working hard to build solid momentum going into next year. To allow them the time they need to execute, we have decided to move the Investor Day event originally scheduled for December 5 to June 4, 2014. While it's premature to talk about any detail regarding 2014, hopefully you have taken my remarks that it is shaping up to be a solid year.

With that, let me now turn the call over to the operator for the question-and-answer session, and we appreciate you taking the time and showing your interest in Aegion.

Operator:
Certainly. Ladies and gentlemen, if you have a question at this time, please press the star then one on your touch-tone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key. Again, if you have a question, please press star then one.

Our first question comes from Arnie Ursaner from CJS Securities. Your line is open.

Arnie Ursaner:	Good morning. Can you expand a little bit on the visibility you're seeing for Q4 and Q1 in Brinderson since that is a little more of a seasonal business?

John Joseph Burgess:
Sure. Well, as I mentioned in the remarks in the third quarter, they have seen quite a bit of - and have already submitted, the significant bid opportunities on maintenance contracts that they do not currently hold, and we have some pretty high expectations for success in a number of those opportunities. I would say that they are also enjoying some good - very good bid table activity on some awarded work related to turnarounds. And then, in the upstream business, there's been a very high level of capital project activity. So we're, at this stage, pretty bullish about how they finish the year and go into 2014.

Arnie Ursaner:
OK. My other question relates to the CRTS business. Obviously, you've had some delays, but you had also hoped that the performance you would have would lead to other applications or uses for CRTS with other customers. Have you been successful with that?

John Joseph Burgess:
Well, I think we've been successful in capturing work in Brazil, although it's been delayed as well. I think the main issue with that business is they had a smaller application of this project in the Persian Gulf, really, prior to our acquisition. But the major demonstration projects, if you will, are essentially Wasit and some of this follow-on activity in Brazil, which we've not really been able to get on our resume, if you will, just because we have not been able to complete the major coating aspects of primarily the Wasit project.

And of course, if you can go back to, I think, some of the things that we described at the time that I think are still valid, we expect to come out of that project with demonstration of certainly the ability to coat these joints and to coat them in a high-quality way and get the inspections done, but also to get those things done in a very timely fashion once we get out and get into the part of the project that allows us to hit - to get focused on our productivity rates.

And that, both in terms of quality and in demonstrated savings to the end client, is something that we think is going to greatly bolster the interest in that product. But you're kind of selling that conceptually until you get - until we get some of these large projects under our belt, which we've been frustrated by the timing delays.

Arnie Ursaner:	Thank you very much.

John Joseph Burgess:	You're welcome.

David A. Martin:	Thank you.

Operator:	Thank you. Our next question comes from Eric Stine from Craig-Hallum. Your line is open.

Eric Stine:	Good morning, thanks for taking the questions.

John Joseph Burgess:	Thank you, Eric; good morning.

Eric Stine:
Yes, maybe just on Wasit, I mean, I know that while there currently have been many stops and starts here before, I mean, any details or reasons why you've got increased confidence that this does in fact resume in November? And then, how are you thinking about that or what kind of assumptions are embedded in your guidance related to that project?

John Joseph Burgess:
We think we're going to get 45 days of coating based on the schedule when we got back on the barge actually to avoid some holiday situations over there. We are doing some work, and the schedule that we have seen for about the last, I would say, three weeks has been the schedule. This 36-inch trench modification work that the primary contractor needs to have done, we understand, is nearing completion. And then, the joint - the pipe is supposed to go in a lot or right after that. So we've not gotten any demob signal for sometime now. So we're feeling better about it. But we consistently call it out in both our expectations and our results because we obviously do not control that situation.

Eric Stine:	Right. But being on the barge, I mean, is that a notable difference versus what it's been in the past that gives you that increased confidence?

John Joseph Burgess:
Yes. I would say here in the last - I mean, even in the third quarter, we got on the barge to do some smaller diameter piping, and then we came back. I would say up until the third quarter, the work on that project is focused on onshore, which is a smaller piece of the work and not nearly as profitable.

But I will tell you that our expectation is once we hit the barge because of the expense of the barge to the main contractor, that there would have been a greater concern about achieving productivity, certainly, in what we do. But that's just really reflected in productivity on the trenching and the pipe-laying activities that are going on, on the barge, than there has been. But having said that, it's still an expensive proposition once you get that barge on the water, and we expect to get the 40 to 45 days of productivity that we outlined.

Eric Stine:
Right. OK, that's helpful. Maybe just turning to Commercial and Structural, you talked about the $100 million kind of near-term pipeline or opportunity that's out there. Just curious what your internal - or your expectation would be based on historicals close times or what percentage you might close. And then, also, how long do you think it takes to kind of get some of these internal measures in place similar to what you did in NAR, so that when you get this business, it's at the kind of margins that you would like?

John Joseph Burgess:
Well, I mean, this has been - the things I've described in my remarks are things that - and maybe I should have said this in my remarks, but they shouldn't be interpreted as things that we're starting. These are things that we've been focused on, really, since very early in the year when we were clearly both not building backlog the way we wanted and then not getting backlog that we had into an executable situation. So we put some senior people there.

As I said, we've installed our sales systems and processes that's generated, I think, a step change in the visibility that we had to some of the markets, as well as what's going on with our market and sales force there. The HR issues that I've described have been focused on hard. And as I said, I think we're close to having a built-out team that can go to market effectively in the verticals that I described.

The execution side of the house has been embracing the way we look at productivity measures. While these are different businesses and execution steps are different, and I don't see them overall being together, the process of managing those crew operations are going to look - will look almost exactly like what we do on the Wastewater side of the house. And we've had people in place working through that really over the last four months or five months, and that will be ongoing. So I think most of 2014 will benefit from what I described in my remarks.

Eric Stine:	OK. I appreciate it. Thanks.

Operator:	Thank you. Our next question comes from Noelle Dilts from Stifel. Your line is open.

Noelle Dilts:	Thanks. Good morning.

John Joseph Burgess:	Good morning, Noelle.

Noelle Dilts:
First, going back to the Wasit projects, you talked about the floor trenching as being undisclosed. Could you just go into that a bit more? Was this a change to the schedule, or was it just something that you weren't aware of? I'm just kind of curious, given the delays and then this announcement. Just curious about your communications with the main contractor and why you weren't aware of that?

John Joseph Burgess:
Well, I think they have done the trenching, that's why we were initially mobilized. And then, when they went out to check it, as you would prior to the time that you're going to lay the actual pipe, that there were some deficiencies that needed to be rectified. I'll have to look at exactly what we said, but I don't think we meant to say that we floated out on the barge, and then there was no trench. There were some issues with the original work that had been done.

Noelle Dilts:	OK, good. I just wanted to get some clarification there.

John Joseph Burgess:	Sure. No, if we weren't clear, then we should speak a little.

Noelle Dilts:	OK. And then, in terms of - you mentioned some pipeline delays in Fyfe and Corrpro, can you give a bit more detail on - if there were some specific large projects that were delayed there?

John Joseph Burgess:
Well, in Fyfe, the only delays have been with these nuclear projects, which we originally started. We went into the year with purchase orders in hand and thinking we'd start on those late first quarter. And they have now been pushed into the middle part of 2014. The need to repair those pipes is driven by regulations. So we're confident that, that work will get done, but it's been pushed out of 2013. The other business was - what did you say?

Noelle Dilts:	I think you said Corrpro. I may have missed that though.

John Joseph Burgess:	I'm sorry, David?

David A. Martin:
Yes, you were - I don't think we really talked about Corrpro per se, but we had some pockets of regional areas in the US that just haven't - didn’t have a pickup in sales in the third quarter. That's it.

Noelle Dilts:	OK. And then, could you talk about the tax rate and the assumed interest expense for the fourth quarter?

David A. Martin:	For the fourth quarter?

Noelle Dilts:	Yes.

David A. Martin:
I would expect the tax rate, especially since Brinderson is a larger contribution to the mix, to be much closer to the normalized rate, about 30 percent, maybe a little bit higher. On interest, it'll be very similar to Q3.

Noelle Dilts:	OK. Thank you.

David A. Martin:	Thank you.

Operator:	Thank you. Our next question comes from Liam Burke from Janney Capital Markets. Your line is open.

Liam Burke:	Thank you. Good morning, Joe.

John Joseph Burgess:	Hey, good morning, Liam.

Liam Burke:	Joe, you have resized NAR, and now you're announcing record backlog. Is the organization sized properly if you were to handle all this additional volume?

John Joseph Burgess:
I mean, we've actually added some resources in NAR. I think we started the year probably at 56, 57, and we went to 58 and now we have a couple of additional crews on the East Coast, and I know we have an additional crew in Western Canada to deal with volume and possibly in the Western region. David, you might be aware of that. So we're probably in the low-60s now just to handle that additional volume.

I think you'll see a leverage on the OpEx. I mean, David described, we are at a healthier mix, from our perspective anyway, of medium and large diameter. And of course, that drives larger project size, which puts less - allows us to do more with kind of the same OpEx level as opposed to, as we've discussed previously, if we're chasing a lot of small diameter, small dollar value projects. So yes, I mean, to your overall question, I think we have the resources to get that work done.

Liam Burke:
OK. And when you purchased Fyfe, one of the challenges was that you had a very solid technology, but needed to be scaled. You went into a fair amount of detail on how you're attacking the verticals now with this technology. Did that change differently when you originally purchased Fyfe and looked at the market and how you would hire sales staff?

John Joseph Burgess:    Yes, I would say probably yes to some extent. The strength of that company is the product. And of course, we have great outstanding internal engineering capabilities. But much of that business operates in a covert market that's kind of engineer-to-engineer, and they're used to - because of that, you end up with the specialty approach to each project. And as I said in my remarks, I think there are some applications, primarily in instrumentation, and primarily in, what I'll just call, simpler applications for building, that we need to take a more simplistic approach towards what we offer.

And then, focus our engineering people on the more dynamic projects around building upgrades to the seismic that are regulatory mandated and, of course, the pipeline business, which is generally a pretty rigorous engineering challenge. So I think that's a bit of a different view than we probably had a couple of years ago.

And then of course, we also need to - as I suggested in my remarks, we need to get to a point where the execution side of this business and the book-to-burn side of this business is much more easily scalable. And again, we've seen that issue from time to time in NAR. So we're basically putting in those processes just to make sure that this does not reoccur.

Liam Burke:	Great, thank you, Joe.

John Joseph Burgess:	You're welcome.

Operator:	Thank you. Our next question comes from Gerard Sweeney from Boenning. Your line is open.

Gerry Sweeney:
Thank you very much. A couple of quick questions. On the Wasit program, not to beat a dead horse here, but you said about 45 days of activity in the quarter. About how much of the project would that be?

John Joseph Burgess:
I think that's about a third of what's left, David. I think David referenced that in the remarks. So we're probably looking at one-third of that by revenue. What is that, $7 million or something like that?

David A. Martin:	$7 million.

John Joseph Burgess:	$7 million to $8 million, and then you've got - so you have $14 million, $15 million that will spill over into 2014. Of course, it's a very high margin project for us, so it's impactful.

Gerry Sweeney:	Got it.

John Joseph Burgess:	It's very high margin projects versus it's impact.

Gerry Sweeney:	And then, I guess this is probably a little bit more towards David. But the $90 million that you're looking at from the cash flow for the year, any idea of how much of that's from Brinderson?

David A. Martin:	In terms of - I'd have to go back and calculate that. I can follow up with you on that.

Gerry Sweeney:	OK, we can do that. And that's it from my points, sir. Thank you.

John Joseph Burgess:	Thank you.

Operator:	Thank you. Once again, if you have a question, please press star then one.

Our next question comes from Glenn Wortman from Sidoti & Company. Your line is open.

Glenn Wortman:	Yes, good morning, everyone.

John Joseph Burgess:	Good morning.

Glenn Wortman:
Just to get a sense of the composition of the $100 million in near-term opportunities for Fyfe, does that consist of a few large projects, many smaller and medium-sized ones, if you could just help us out there?

John Joseph Burgess:
Well, it depends on the segment. The pipeline projects tend to be larger, mainly because these are pressure pipe. As I said in my remarks, we really started to look at the Fyfe business in the context of trying to upgrade our pressure pipe capability from a water business focus. So - but the Fyfe technology right now is only capable - it's man applied. So you can only do it in a pipe large enough that you can get a man in. We are doing some pretty extensive testing on how to use robotics to get that to smaller diameters. But right now, it's man applied.

So you're basically in 36-inch pipe and larger, which means that those are larger scale projects. The nuclear projects, for example, that were deferred to 2014 are $6 million, $7 million revenue projects. So there's line of a sight on additional work within the nuclear space for the Fyfe technologies, which is proving pretty robust. And then there's - the rest of it would be municipal. They've done extensive work on both force mains and pressure pipe in Miami and in Baltimore, and significant work on the West Coast. And so as I indicated in my remarks, we're working on a much more formal approach to take that to a client list that we already enjoy in the wastewater business.

Glenn Wortman:
OK, and then just on North America Water and Wastewater, just to square your commentary earlier with some of your comments on last night's press release in the fourth quarter. It seems - your implied guidance, obviously, in the press release seems to suggest a typical seasonal drop-off in NAR, but your other commentary suggest that we won't see any sequential drop-off, if you could just elaborate on that, please.

David A. Martin:
Yes. I'll take care of that one, Glenn. Normally, we have a fairly sizable drop off in the business, and I just don't think it's going to be as dramatic. If not, it could be very, very close to what we did in Q3.

Glenn Wortman:	OK. All right. Thank you.

David A. Martin:	Thank you.

Operator:	Thank you. I show no further questions at this time and would like to turn the conference back to Mr. Joe Burgess for closing remarks.

John Joseph Burgess:
Just thank you for your continued interest in Aegion. We obviously have our work cut out for us in the fourth quarter. Hopefully, we've outlined for you today though that we're busy working. We're not - it's not a situation where we're waiting for stuff to show up, with a possible exception of our continued delay torture on the Wasit project as we wait to float down and get active with our work. But our folks are in the field looking to make this happen, so that we can kind of grind back into the range that we talked about 3, 4 months ago. And certainly, I think that the businesses are positioned for a strong 2014, which we'll obviously talk about when we meet again here in 90 days. So thank you very much for taking the time to hear our story today.

Operator:	Ladies and gentlemen, thank you for your participation in today's conference. This does conclude the program, and you may all disconnect at this time.

END